UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 3, 2011

Alamo Group Inc.

(Exact name of registrant as specified in its charter)

State of Delaware	0-21220	74-1621248
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1627 E. Walnut, Seguin, Texas 78155

(Address of Principal executive offices)

Registrant's telephone number, including area code:	(830) 379-1480

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)        Alamo Group Inc. Supplemental Executive Retirement Plan.  The Board of Directors of Alamo Group Inc. (the “Company”) has adopted the Alamo Group Inc. Supplemental Executive Retirement Plan (the “Plan”), effective as of January 3, 2011.  The Plan will benefit certain key management or other highly compensated employees of the Company and/or certain subsidiaries who are selected by the Board to participate, including Ronald A. Robinson, President and Chief Executive Officer, Dan E. Malone, Executive Vice-President and Chief Financial Officer, Donald C. Duncan, Vice-President and General Counsel, Robert H. George, Vice-President, Secretary and Treasurer, Richard D. Pummell, Vice-President of the Agricultural Division and Richard J. Wehrle, Vice-President and Controller.

The Plan is intended to provide a benefit from the Company upon retirement, death or disability or a change in control of the Company.  Accordingly, the Plan obligates the Company to pay to a participant a Retirement Benefit (as defined in the Plan) upon the occurrence of certain payment events to the extent a participant has a vested right thereto.  A participant’s right to his Retirement Benefit becomes vested in the Company’s contributions upon 10 years of Credited Service (as defined in the Plan) following the effective date of the Plan or a change in control of the Company.  In the event of the participant’s death or a change in control, the participant’s Retirement Benefit will be paid in a lump sum to the participant or his estate, as applicable, within 90 days after the participant’s death or a change in control, as applicable.  In the event the participant is entitled to a benefit from the Plan due to disability, retirement or other termination of employment, the benefit will be paid in monthly installments over a period of fifteen years.

The foregoing description of the Plan is qualified in its entirety by reference to the Plan attached hereto as Exhibit 10.1.

Item 9.01        Financial Statements and Exhibits

(d)        Exhibits.

The following Exhibit is attached as part of this report:

Exhibit No.	Description

10.1	Supplemental Executive Retirement Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ALAMO GROUP INC.

DATE: January 18, 2011	By: /s/ Robert H. George Robert H. George Vice-President, Secretary and Treasurer